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                                                                    Exhibit 3.4

                                  STATE OF DELAWARE
                                                                         PAGE 1
                           Office of the Secretary of State
                       ________________________________________





     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "QCS.NET CORPORATION", FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 1998, AT 9:01 O'CLOCK A.M.



                                        -----------------------------------
                         [SEAL]         EDWARD J. FREEL, SECRETARY OF STATE

2330564  8100                           AUTHENTICATION:            9742778

991190924                                              DATE:       05-13-99

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                                                     STATE OF DELAWARE
                                                   SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                                 FILED 09:01 AM 11/12/1998
                                                     981436133-2330564


                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                 QCS.NET CORPORATION


QCS.net Corporations, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

     FIRST: That at a meeting duly called of the Board of Directors of the Corporation (the "BOARD"), resolutions were duly adopted approving a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the consent of the stockholders of the Corporation at a meeting duly called for such purpose in accordance with Section 211 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

     RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered so that, as amended said Article shall be read as follows:

          (a) The aggregate number of shares which the Corporation shall have the authority to issue is forty million (40,000,000) shares of Common Stock with a par value of one-tenth of cent ($.001) per share; and five million (5,000,000) shares of Series A Convertible Preferred Stock with a par value of one-tenth of cent ($.001) per share (the "Series A Preferred").


          (b)  VOTING

               1. GENERAL. Except as may be otherwise provided in these terms of the Series A Preferred or by law, the Series A Preferred shall vote together with all other classes and series of stock of the Corporation s a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible.

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               2.   BOARD SIZE. Subject to the provisions of paragraph (b)3
          below, the Corporation shall not, without the written consent of affirmative vote of the holders of at least sixty-five percent (65%) in interest of the then outstanding shares of Series A Preferred in each case given in writing or by vote at a meeting, consenting or voting (as the case may be ) together as one class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

               3. BOARD SEATS. The holders of the Series A Preferred, voting as a separate series, shall be entitled to elect no less than three (3) directors of the Corporation. At any meeting (or in a written consent in Lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or written consent) of the holders of at least sixty-five percent (65%) in interest of the then outstanding shares of Series A Preferred shall constitute a quorum of the Series A Preferred for the election of directors to be elected solely by the holders of the Series A Preferred. A vacancy in any directorship elected by the holders of the Series A Preferred shall be filled only by vote or written consent of the holders of at least sixty-five percent (65%) in interest of the then outstanding Series A Preferred.

          (c) DIVIDENDS. The Series A Preferred shall not be entitled to any preference in the receipt of dividends. In the event that the Board of Directors declares a dividend with respect to the Common Stock, each share of Series A Preferred shall e entitled to participate in and receive said dividend, out of funds legally available therefor, based on the number of shares of Common Stock into which such share of Series A Preferred could be converted as of the date of such declaration.

          (d)  LIQUIDATION, DISSOLUTION AND WINDING-UP.

               1.   LIQUIDATION.

                    (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each of the holders of the shares of Series A Preferred shall be paid an amount equal to One Dollar and Three Cents ($1.03) per share of Series A Preferred held by such holder, such amount payable with respect to one (1) share of Series A Preferred being sometimes referred to herein as the "Series A Liquidation Preference Payment," and with respect to all shares of Series A Preferred being sometimes referred to herein as the "Series A Liquidation Preference Payments."

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                    (ii)   If upon any liquidation, dissolution, or
          winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all or, as the case may be, that portion of the assets available for distribution as the liquidation preference payment amounts for the shares of Series A Preferred held by such holder bear tot he aggregate liquidation preference payment amounts for all shares of Series A Preferred then outstanding.

               2. RANKING. Upon any liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series A Preferred shall have been paid the Series A Liquidation Preference Payments in full, the remaining net assets of the Corporation available for distribution shall be distributed among the holders of Common Stock.

               3. NOTICE OF SPECIAL PROVISIONS. Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex or facsimile transmission to non-U.S. residents, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of Series A Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entitles which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of more than fifty-five percent (55%) of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph (d)3.

          (e)  SPECIAL VOTES OF THE SERIES A PREFERRED.

               At any time when shares of Series A Preferred are outstanding and in addition to any other vote required by law or the Certificate of Incorporation, without the prior consent of the holders of at least eighty percent (80%) in interest of the then outstanding Series A

          Preferred given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

                    (i) Amend, alter or repeal any provision of its Certificate of Incorporation including, without limitation, any provision which (a) increases the number of shares of authorized capital stock of the Corporation;

                    (ii) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the corporation, or increase the authorized amount of Series A Preferred or increase the authorized amounts of any additional class or series of share of stock unless the same ranks junior to the Series A Preferred as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Preferred or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization, or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

                    (iii) In any manner amend, alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the Series A Preferred materially or adversely, including the voting rights of such stock;

                    (iv) Merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except that any subsidiary may merge into the Corporation or with any other subsidiary);

                    (v) Sell, abandon, transfer, lease or otherwise dispose of mote than fifty-five percent (55%) of its properties or assets; or

                    (vi) except as otherwise provided for herein or in the Series A Convertible Preferred Stock Purchase Agreement dated November 22, 1994 or in the Exhibits thereto, purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the preferred stock or Common Stock, provided however, that this restriction shall not apply to the repurchase of shares of Common Stock held by officers or employees of the Corporation which are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment.

          (f) CONVERSION. Each holder of shares of Series A Preferred shall have the right to convert any and all of such shares into Common Stock at any time pursuant to a Class U Warrant dated November 22, 1994.

          (g) AMENDMENTS. Except where the vote or written consent of the holders of a greater number of shares of the Series A Preferred is required by law, the Certificate of Incorporation or any stockholders' agreement to which the holders of Series A Preferred one parties, no provision of the terms of the Series A Preferred may be amended, modified or waived without the prior written consent or affirmative vote of the holders of at least eighty percent (80%) in interest of the then outstanding shares of Series A Preferred.

     SECOND: That thereafter pursuant to a resolution of the Corporation's Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue and the Certificate of Incorporation of the Corporation were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said QCS.net Corporation, has caused its corporate seal to be hereunder affixed and this certificate to be signed by its authorized officer hereunder designated this 29 day of October, 1998.


                                        By:
                                           -----------------------------------
                                        Name: Marcel van Heesewijk
                                        Title: President